SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 Amendment No. __

                            ASANTE TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  Common Stock
                        (Title of Class of Securities)

                                     043412105
                                (CUSIP Number)

                                November 19, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)






----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 043412105           13G              Page 2 of 13 Pages


_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Ramius Capital Group, L.L.C.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               See Row 6 above.
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                                                IA
_______________________________________________________________________


                   ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 3 of 13 Pages


_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         RCG Carpathia Master Fund, Ltd.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           See Row 6 above.
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                  CO
_______________________________________________________________________

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 4 of 13 Pages


_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                 SPhinX Distressed (RCG Carpathia), Segregated Portfolio
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund, SPC, a Cayman Islands company.
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock
OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                            See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 CO
_______________________________________________________________________

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 5 of 13 Pages


_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Ramius Securities, L.L.C.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 BD
_______________________________________________________________________


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 6 of 13 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                      C4S & Co., L.L.C.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                      OO
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 7 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         Peter A. Cohen
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                   IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 8 of 13 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        Morgan B. Stark
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                   IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 9 of 13 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                      Thomas W. Strauss
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES
_______________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    533,620 shares of Common Stock

OWNED BY
_______________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING
_______________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
              Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                   IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043412105           13G              Page 10 of 13 Pages

Item 1.

(a)  Name of Issuer

            Asante Technologies, Inc., a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices:

            The principal executive offices of the Company are located at 821 Fox Lane, San Jose, California 95131.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

           Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           RCG Carpathia Master Fund, Ltd.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  Cayman Islands

           SPhinX Distressed (RCG Carpathia), Segregated Portfolio c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  Cayman Islands

           Ramius Securities, L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           C4S & Co., L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           Peter A. Cohen
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Morgan B. Stark
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Thomas W. Strauss
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Jeffrey M. Solomon
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

CUSIP No. 043412105           13G              Page 11 of 13 Pages


(d)  Title of Class of Securities
           Common Stock, Par value $.001 Per Share

(e)  CUSIP Number 043412105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


Item 4.    Ownership

(a)     Amount Beneficially Owned

        As of November 19, 2003, each of the Reporting Persons may be deemed the beneficial owner of 533,620 shares of Common Stock. 518,947 shares are held by RCG Carpathia Master Fund Ltd., and 14,673 shares are held by SPhinX Distressed (RCG Carpathia), Segregated Portfolio. To the extent permissible, each Reporting Person disclaims beneficial ownership of the shares of Common Stock not directly owned by such Reporting Person or by an affiliate of such Reporting Person.

(b)    Percent of Class

       Approximately 5.28% as of the date of filing of this statement. (Based on the Company's 10Q for the period ending March 29, 2003 there were 10,097,494 shares of Common Stock issued and outstanding as of March 29, 2003.)

(c)    Number of shares as to which such person has:
       See cover pages.

CUSIP No. 043412105           13G              Page 12 of 13 Pages


Item 5.    Ownership of Five Percent or Less of a Class

                       Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                       Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       See Item 2 above.

Item 8.    Identification and Classification of Members of the Group

           This statement is filed by:

           (i) Ramius Capital Group, L.L.C., a Delaware limited liability company ("RCG"), serves as investment adviser of SPhinx Distressed
(RCG Carpathia), Segregated Portfolio and RCG Carpathia Master Fund, Ltd.

           (ii) SPhinX Distressed (RCG Carpathia), Segregated Portfolio is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands fund.

           (iii) RCG Carpathia Master Fund, Ltd is a Cayman Islands fund.

           (iv) Ramius Securities, L.L.C., a Delaware limited liability company, is a broker-dealer affiliate of RCG.

           (v) C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), serves as managing member of RCG.

           (vi) Peter Cohen is a control person of C4S.

           (vii) Morgan Stark is a control person of C4S.

           (viii) Thomas W. Strauss is a control person of C4S.

           (ix) Jeffrey M. Solomon is a control person of C4S.

Item 9.    Notice of Dissolution of Group

                       Not applicable

Item 10.   Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.



                                                                     SIGNATURE

CUSIP No. 043412105           13G              Page 13 of 13 Pages


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 20th day of November 2003.

Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------


RCG Carpathia Master Fund, Ltd.
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------


SphinX Distressed RCG Carpathia Segregated Portfolio
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------


Ramius Securities, L.L.C.
By: Morgan B. Stark
as Authorized Person

By: /s/ Morgan B. Stark
    -------------------------------------


C4S & Co., L.L.C.
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------


Peter A. Cohen

By: /s/ Peter A. Cohen
    -------------------------------------


Morgan B. Stark

By: /s/ Morgan B. Stark
    -------------------------------------


Thomas W. Strauss

By: /s/ Thomas W. Strauss
    -------------------------------------


Jeffrey M. Solomon

By: /s/ Jeffrey M. Solomon
    --------------------------------